                                LEASE AGREEMENT

    THIS LEASE, made this first day of September 1, 1996, is between JORE LAND,L.L.C, of 45000 Highway 93 South, Ronan, MT 59864 ("Landlord"), and JORE CORPORATION, a Montana corporation, of P.O. Box 159, Ronan, MT 59864, ("Tenant"), collectively the ("Parties").

    In consideration of the Parties' respective performance of the following terms, conditions, and covenants during the term of this Lease and any extension or renewal term, Landlord and Tenant agree as follows:

1. DESCRIPTION OF PREMISES.

    Landlord shall lease to Tenant one Seven Thousand Two Hundred (7,200) square feet building plus parking lot of the real property commonly known as 45010 HIGHWAY 93 SOUTH, RONAN, MT 59864, as outlined on Exhibit "A" attached hereto. Said real property is more particularly described in Exhibit "B" (attached), together with all manufacturing equipment, computers and software installed therein which may be owned by Landlord. Tenant, its employees, customers, and invitees, shall further have the right to use all common areas and facilities, if any, appurtenant to said property, (collectively "Premises") with Landlord and any other tenants and their employees, customers, and invitees.

2. TERM.

    The term of this Lease shall be five (5) years. The term shall commence on September 1, 1996, and expire on August 31, 2001. Tenant shall have the option to renew this lease for an additional term of five (5) years by providing Landlord with written notice of its intent to so extend at lease ninety (90) days prior to the expiration of the initial five (5) year term.

3. RENT.

    Tenant shall pay Landlord monthly rent of Two Thousand Dollars ($2,000.00) during each month of the term. Rent is payable in advance at Landlord's address or such other place as Landlord may designate in writing. Rent is due the first day of each and every month throughout the term of this Lease. However, if the Lease term commences on a day other than the first day of a calendar month, the rental for such month shall be prorated upon a daily basis based upon a thirty day calendar month.

    Beginning January 1, 1998, the rent shall be increased each other lease year to reflect inflation by application of the following Consumer Price Index formula: On January 1, 1999, and every other succeeding January 1 for the remainder of the term (the "Recalculation Date"), the annual rental for the succeeding two calendar years shall be adjusted to an amount equal to the annual rental for the preceding year of this Lease multiplied by a fraction, the numerator of which is the Department of Labor's Bureau of Labor Statistics Consumer Price Index (For All Urban Consumers - all Items - 1977=100) (Western Cities with a Population of over 1,250,000) for the Recalculation Date and the denominator of which is the Price Index for the January 1 two years prior. Such adjustment shall be made when the relevant information is available, but the rental adjustment shall be retroactive to the preceding January 1. If the Price Index shall be discontinued, there shall be substituted the most comparable or substitute price index prepared by the U.S. Government. In no event shall the annual rent so adjusted be less than the annual rent for the lease year immediately preceding the Recalculation Date. The annual rental so adjusted shall be paid in advance in equal monthly installments in accordance with this Agreement.


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4. USE AND OCCUPANCY.

    Tenant shall use the premises a manufacturing plant or for any other lawful purpose.

    The Premises shall be open and accessible to Tenant twenty-four hours per day, seven days per week, including holidays, Tenant shall comply with all federal, state and municipal statues, ordinances, rules and regulations applicable to Tenant's use of the premises. Except, Tenant shall not be responsible for any capital improvements.

5. ALTERATIONS AND IMPROVEMENTS.

    Except as permitted by this Lease, Tenant shall not alter, improve, or change the premises without the written consent of Landlord which consent shall not be unreasonably withheld. The locating and relocating of moveable partitions, telephone, and electrical outlets, light fixtures, equipment, and trade fixtures shall not be deemed alterations, improvements or changes to the premises.

6. MAINTENANCE BY TENANT.

    a. Tenant shall maintain and keep in repair and replace when necessary, the plumbing, heating, air conditioning, ventilation and electrical fixtures, equipment and systems and the foundation, lateral support, roof, walls, structural parts and all exterior parts of the premises and of any building in which the premises are located, and the floors and windows which are in integral part of the premises. Tenant shall not be required to make any repairs made necessary by the negligent acts of Landlord or its agents, employees or invitees.

    b. If Tenant is required to repair, alter, remove, reconstruct, or improve any part of the premises covered by this lease, the same shall be made by Tenant with reasonable dispatch and with minimum interference of Tenant's business.

    c. Landlord shall promptly notify Tenant of any defective condition which Tenant is required to repair by the terms of this Lease. Within fifteen (15) days of notice, Tenant shall start and continue the repairs with due diligence until completed. If Tenant fails to do so, the repairs may be made or completed by Landlord and the actual expenses shall be billed to Tenant by Landlord. If emergency repairs are necessary for the preservation of the premises or Landlord's property, Landlord may make such repairs and charge their costs and expenses to Tenant. In the event of such emergency, Landlord shall make reasonable efforts to notify Tenant before proceeding with repairs.

    d. Tenant shall keep the interior of the premises in as good order and condition as when delivered, excepting ordinary wear and tear, damage by fire, elements, or casualty, or any damage not due to Tenant's negligence. Tenant shall further be responsible for the repair and maintenance of all doors and windows and for keeping the premises' sidewalks free of ice and snow.

7. COMPLIANCE WITH CODES.

    All repairs, alterations, additions or improvements made by Landlord or Tenant shall comply with applicable building codes.


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8. TRADE FIXTURES AND SURRENDER OF PREMISES.

    All trade fixtures, merchandise, supplies and equipment owned by Tenant and installed in the premises shall remain the property of Tenant. At the end of the term or renewal term, Tenant shall remove the same and peaceably surrender the premises to Landlord in as good repair and condition as when delivered to it, excepting ordinary wear and tear, damage by fire, elements, or casualty, or any damage not due to the Tenant's negligence. Tenant shall repair any damage to the premises caused by the removal of its property.

9. TENANT'S SIGNS.

    a. Subject to applicable zoning ordinances and restrictive covenants, Tenant may install its customary and usual display and pole-type signs on and adjacent to the premises. All signs located on the premises shall be in good taste so as not to detract from the general appearance of the premises. The signs, advertisements, notices, logos, lettering, standard images, and advertising practices of Marwyck and/or Martin Stationers, Inc. are hereby acknowledged by Landlord to be acceptable signage meeting the requirements hereof.

    b. If Tenant erects signs for the exclusive use of Tenant, Tenant shall repair and maintain the signs in good appearance at Tenant's expense.

10. UTILITY EQUIPMENT AND SERVICE.

    a. Landlord shall furnish the premises with equipment and connections for all utilities, including heat, air conditioning, electricity, gas, and water, and shall replace the same at its own expense, if necessary, except as provided in Section 6. The equipment and connections shall be of sufficient capacity to provide for the conduct of Tenant's business and the comfortable occupancy and use of the premises and shall be kept in good operating order by Landlord during Tenant's business hours.

    b. Tenant shall pay all charges for utility services including heat, air condition, water, gas, electricity, and telephone used on the premises by Tenant.

11. MECHANIC'S LIENS.

    Any mechanic's lien filed against the premises for work or materials furnished to either Landlord or Tenant shall be discharged by such respective party responsible therefor prior to the commencement of any legal action to perfect the mechanic's lien.

12. ACCESS BY LANDLORD.

    a. Landlord, at reasonable times and frequency, shall have the right to enter and examine the premises, to show them to prospective purchasers, mortgagees, or lessees and to make such repairs, alterations, improvements or additions required hereunder without the same constituting an eviction of Tenant in whole or in part.

    b. If Tenant does not exercise its option to renew this lease within the required time, landlord may post a customary sign on the premises advertising the property for lease or sale, but no sign shall be posted in any window or doorway of the store portion of the premises.


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13. PAYMENT OF PROPERTY TAXES.

    a. Tenant shall promptly pay when due all real property taxes and special assessments lawfully levied against the premises.

    b. Tenant shall respectively pay promptly all personal property taxes lawfully levied against personal property of any kind owned by Tenant and located on the premises.

14. PERSONAL INJURY AND PROPERTY DAMAGE INSURANCE.

    Tenant shall indemnify and hold Landlord harmless from any and all claims, liabilities, and expenses for damages to any person or property in, on, or about the premises arising out of the acts or neglect of Tenant. Tenant shall obtain public liability and property damage insurance in which the limits of public liability shall be One Million Dollars ($1,000,000.00) combined single limit coverage, Landlord shall be named as an insured party under the policy to the extent of its interest. Tenant shall keep its insurance in effect during the entire term of this lease and during any renewal term.

15. PREMISES INSURANCE.

    Tenant shall carry fire and extended coverage insurance on all of the building and improvements on the premises in an amount equal to their reasonable replacement value. This insurance coverage shall be adjusted every two (2) years to reflect current replacement values. This insurance shall insure against such hazards as are included in a standard extended coverage endorsement. Tenant may also carry, at its option, additional special extended coverage endorsements. Tenant's insurance coverage may include Tenant's merchandise, trade fixtures, furnishings, equipment and all other personal property of Tenant. However, Landlord shall be named as an insured with respect to the buildings and improvements.

16. DAMAGE TO PREMISES.

    a. If fire or other casualty damages, and renders untenable, the premises or any portion of the premises, Landlord shall promptly restore the premises to their previous condition. Landlord shall also abate that part of the rent which is proportionate to the portion of the premises rendered untenable. If the premises cannot be made tenable within one hundred twenty (120) days of the damage, Tenant may terminate this lease by giving Landlord written notice of termination not less than thirty (30) days from the date of damage. Rent paid in advance of such termination by Tenant shall be refunded. If any governmental authority determines that the premises should be demolished because of the damage, this lease shall terminate at the option of the Tenant. Any rent paid in advance of such termination by Tenant shall be refunded.

    b. Landlord and Tenant mutually release and discharge each other, their respective employees, agents and representatives from any liability arising from loss, damage, or injury caused by fire or other casualty for which insurance is required to be carried hereunder by the injured party at the time of such loss, damage or injury, to the extent of any recovery of the injured party under such insurance, provided such insurance permits a waiver of liability and subrogation rights.

17. EMINENT DOMAIN.

    If the premises, in whole or in part, or more than twenty-five percent (25%) of the premises' parking area is taken by or conveyed to any public authority under the power of eminent domain or by private


                                                              PAGE 4
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purchase in lieu thereof, Tenant may, at its option, terminate this Lease as of the date possession of such premises shall be delivered to such condemnor or purchaser. Any rent paid in advance, as of such delivery date, shall be refunded to Tenant. If Tenant does not exercise its termination option, Landlord shall immediately make all repairs and improvements necessary to restore the premises to a complete architectural unit. Tenant shall have the alternative right to continue in possession of any part of the premises not taken under power of eminent domain, under the terms and conditions of this lease. However, the rent reserved herein shall be reduced in direct proportion to the part of the premises taken by eminent domain. Both the Landlord and Tenant shall be entitled to proceeds arising from condemnation or the threat thereof, in accordance with their respective interests in the premises, and nothing contained herein shall be deemed or construed to prevent Landlord or Tenant from enforcing and prosecuting a claim for the value of their respective interests in a condemnation proceeding brought against either under a power of eminent domain.

18. BANKRUPTCY.

    In the event the premises or any rights therein shall be levied upon by execution or other process of law by a creditor of either party, or if either party shall be adjudged bankrupt or insolvent, or if any receiver shall be appointed for the business and property of either party, or if any assignment shall be made of either party's property for the benefit of creditors, thereby diminishing any right or privilege granted by this Lease to the other party, then the other party may terminate this Lease immediately upon written notice to such party.

19. FORCE MAJEURE.

    Neither party is required to perform any term, condition, or covenant of this Lease during such time performance after the exercise of due diligence to perform, is delayed or prevented by force majeure, including but not limited to, acts of God, civil riots, organized labor disputes, or governmental restrictions. Neither party is excused from performing any term, condition, or covenant of this Lease because of any act or omission of such party.

20. WARRANTIES AND REPRESENTATIONS BY LANDLORD.

    In addition to any other warranties and representations by Landlord contained herein, Landlord expressly warrants and represents to Tenant:

    a. That the premises are properly zoned and improved to permit the Tenant to use the premises for the purposes stated in this Lease; and

    b. That Landlord has not covenanted or agreed with anyone to restrict the use of the premises for Tenant's purposes and Landlord knows of no covenants, agreements, or restrictions affecting the premises which would prohibit or restrict such use by Tenant; and

    c. That Landlord owns the premises and any building of which the premises are a part and has the right to lease the premises to Tenant.


                                                              PAGE 5
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21. BROKERAGE COMMISSIONS.

    Landlord shall defend, indemnify, and hold Tenant harmless against any and all claims of or liability for any brokerage commissions or finder's fees related in any way to Tenant's lease of the premises or any part thereof.

22. QUIET ENJOYMENT BY TENANT.

    Landlord covenants that if Tenant performs all the terms, conditions, and covenants of this Lease to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the premises for Tenant's purposes for the lease term without hindrance or interruption.

23.  SUBORDINATION TO LANDLORD'S MORTGAGE AND ATTORNMENT.

    a. Tenant, at Landlord's request, shall subordinate Tenant's interest hereunder in writing to any lien or mortgage now or hereafter placed on the premises and to all advances made or hereafter to be made upon the security thereof, provided that such lienee or mortgagee shall agree in wring that Tenant's rights hereunder shall not be diminished in any way because of such lien or mortgage.

    b. If the premises are sold by foreclosure or power of sale under any lien or mortgage of Landlord, Tenant, at the option and request of the purchaser, shall attorn to the purchaser and recognize such purchaser as the Landlord under this Lease provided that Tenant's rights hereunder shall be acknowledged and agreed to in writing by such purchaser.

24. ASSIGNMENT AND SUBLEASING BY TENANT.

    Tenant may not assign this Lease nor sublet the premises, in whole or in part, without the prior written consent of the Landlord. Landlord's consent shall not be unreasonably withheld.

25. DEFAULT OF TENANT.

    If Tenant fails to pay any rent or other charge due under this lease within fifteen (15) days of written notice of default being received by Tenant, or if Tenant fails to perform any other term, condition, or covenant of this Lease for more than thirty (30) days after written notice of such failure is received by Tenant, unless the cure of such failure requires more than thirty (30) days and Tenant is diligently pursuing such cure, Landlord has the right to pursue any right or remedy to which Landlord is entitled, under the laws of the State of Montana.

26. NON-WAIVER OF DEFAULT.

    Waiver of any breach of the terms, conditions, or covenants of this Lease or the non-performance of the same for any particular time shall not be construed as a waiver of any succeeding breach of the same or another term, condition, or covenant hereof, and the consent, approval, or acquiescence by Landlord or Tenant to any breach shall not waive or render unnecessary such consent or approval of any subsequent similar breach.


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27. HOLDING OVER.

    If Tenant fails to renew this lease at the end of its term, and holds over after termination of this Lease, the tenancy shall be from month-to-month, subject to all terms, conditions, and covenants of this Lease.

28. RECORDING OF LEASE.

    Tenant shall not record this lease without written consent of Landlord. Upon the request of either party hereto, the other party shall join in the execution of a memorandum or so called "short form" of this lease for the purposes of recordation in such form as required for recordation.

29. ENTIRE AGREEMENT.

    This Lease shall constitute the entire agreement of the parties. Any prior agreement between the parties relating to the premises, whether written or oral, is merged herein and shall be of no separate force and effect and this Lease shall only be changed, modified, or discharged by agreement in writing signed by both parties hereto.

30. EXERCISE OF RIGHTS AND NOTICE.

    The exercise of any right or privilege by a party hereunder shall be made effective by the personal delivery or by the mailing of a written notice of such exercise to the other party unless a specific provision of this Lease provides otherwise. The mailing of any notice required or permitted under this Lease shall be made by registered or certified United States mail, postage prepaid, addressed to the other party at its address set forth below or such other address of which notice has been given in writing.

 Landlord:       Jore Land, L.L.C.
                 45000 Highway 93 South
                 Ronan, MT 59864


 Tenant:         Jore Corporation
                 P.O. Box 159
                 Ronan, MT 59864

31. APPLICABLE LAW.

    This lease shall be governed by and construed in accordance with the laws of the State of Montana. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the lease shall be valid and enforceable to the fullest extent permitted by law.

32. BENEFIT OF AGREEMENT.

    The terms, conditions and covenants contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, administrators, executors, representatives successors and assigns.


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    IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this
Lease as the day and year first above written.

LANDLORD:                                     TENANT:

JORE LAND, L.L.C.                             JORE CORPORATION:
By: /s/ Matt Jore                             By: /s/ Matt Jore
    -----------------------------                 -----------------------------
    Matt Jore, Its Sole Member                    President


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                                   EXHIBIT "A"

                             DESCRIPTION OF PROPERTY

The premises consist of one building, consisting of approximately 7,200 square feet, a 20-foot boundary surrounding the building, all located at 45010 Highway 93 South, Ronan, MT 59864.


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                                   EXHIBIT "B"

                         DESCRIPTION OF REAL PROPERTY

The premises consist of one building, consisting of approximately 7,200 square feet, a 20-foot boundary surrounding the building, all located within the following legal description for ten acres of land:

    Tract B- 1

    A tract of land located in the SE 1/4 of the SW 1/4 of Section 12, T. 20 N., R. 20 W., P.M.M., Lake County, Montana and described as follows:

    Commencing at the South 1/4 corner of Section 12; thence on the South boundary of said Section S. 89 DEG. 43'06" W., 657.01' to the point of beginning; thence continuing on said South boundary S.89 DEG. 43'06" W., 660.00'; thence N.00 DEG. 05'03" E., 660.00'; thence N.89 DEG. 43'06" E.,
    660.00 feet; thence S.00 DEG. 05'03" E. 660.00 feet back to the point of beginning.

    Tract B- 1 on Certificate of Survey 5197 M.E.

Common areas including the parking lot adjacent and to the west, and the roadway to the south of said premises.


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